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                                                                     Exhibit  16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 28, 2002


Dear Sir/Madam:

We have read Item 4 included in the Current Report on Form 8-K dated May 28, 2002, of Cytyc Corporation, to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein as they pertain to Arthur Andersen LLP.

Very truly yours,
/s/Arthur Andersen LLP
ARTHUR ANDERSEN LLP


cc: Mr. Patrick J. Sullivan, Chairman and
Chief Executive Officer, Cytyc Corporation